Exhibit 99.1

AGREEMENT

The undersigned agree that this Schedule 13G amendment dated February 12, 2026 relating to the Ordinary Shares, par value US$0.0001 per share of Bioceres Crop Solutions Corp. shall be filed on behalf of the undersigned.

DRACO I LATAM SPC LTD

By:	/s/Analia Moreda Salomon
Name/title:	Analia Moreda Salomon, Director
Date:	February 12, 2026

DRACO Capital Investment Management Company Ltd

By:	/s/Analia Moreda Salomon
Name/title:	Analia Moreda Salomon, Director
Date:	February 12, 2026

DRACO I EVENT OPPORTUNITY SEGREGATED PORTFOLIO

By:	/s/Analia Moreda Salomon
Name/title:	Analia Moreda Salomon, Director
Date:	February 12, 2026